EXHIBIT 99.1
ALIMERA SCIENCES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Alimera Sciences, Inc.

We have audited the accompanying consolidated balance sheets of Alimera Sciences, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alimera Sciences, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has incurred recurring losses, negative cash flow from operations, and has an accumulated deficit of $313 million as of December 31, 2014. These conditions, along with the other matters as set forth in Note 3, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also discussed in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on criteria established in the 1992 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2015 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 13, 2015 (except for Note 18 and the paragraph entitled Reporting Segments in Note 2, as to which the date is September 18, 2015)

ALIMERA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2014 AND 2013

	December 31,
	2014	2013
	(In thousands, except share and per share data)
CURRENT ASSETS:
Cash and cash equivalents	$76,697	$12,628
Accounts receivable, net	850	500
Prepaid expenses and other current assets	3,234	3,474
Inventory, net (Note 4)	1,734	1,786
Deferred financing costs	754	250
Total current assets	83,269	18,638
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	1,653	982
INTANGIBLE ASSET, net	24,490	—
TOTAL ASSETS	$109,412	$19,620
CURRENT LIABILITIES:
Accounts payable	$5,021	$1,735
Accrued expenses (Note 7)	954	934
Accrued milestone payments	2,000	—
Outsourced services payable	1,466	603
Note payable (Note 9)	1,023	1,667
Capital lease obligations	11	10
Total current liabilities	10,475	4,949
NON-CURRENT LIABILITIES:
Derivative warrant liability	16,098	16,381
Note payable — less current portion (Note 9)	33,065	3,194
Other non-current liabilities	255	21
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS’ (DEFICIT) EQUITY:
Preferred stock, $.01 par value — 10,000,000 shares authorized at December 31, 2014 and 2013:
Series A Convertible Preferred Stock, 1,300,000 authorized and 600,000 issued and outstanding at December 31, 2014 and 1,000,000 issued and outstanding at December 31, 2013; liquidation preference of $24,000 at December 31, 2014 and $40,000 at December 31, 2013	19,227	32,045
Series B Convertible Preferred Stock, 8,417 authorized and 8,416.251 issued and outstanding at December 31, 2014 and none issued and outstanding at December 31, 2013; liquidation preference of $50,750 at December 31, 2014 and $0 at December 31, 2013	49,568	—
Common stock, $.01 par value — 100,000,000 shares authorized, 44,320,342 shares issued and outstanding at December 31, 2014 and 31,610,991 shares issued and outstanding at December 31, 2013	443	316
Additional paid-in capital	292,851	240,135
Common stock warrants	1,497	412
Accumulated deficit	(313,255)	(277,345)
Accumulated other comprehensive loss	(812)	(488)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	49,519	(4,925)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$109,412	$19,620
See Notes to Consolidated Financial Statements.

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	Years Ended December 31,
	2014	2013
	(In thousands, except share and per share data)
NET REVENUE	$8,423	$1,872
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(1,442)	(1,863)
GROSS PROFIT	6,981	9

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	11,811	8,858
GENERAL AND ADMINISTRATIVE EXPENSES	12,371	9,475
SALES AND MARKETING EXPENSES	15,087	15,942
DEPRECIATION AND AMORTIZATION	659	138
OPERATING EXPENSES	39,928	34,413
NET LOSS FROM OPERATIONS	(32,947)	(34,404)

INTEREST EXPENSE AND OTHER	(2,090)	(533)
UNREALIZED FOREIGN CURRENCY (LOSS) GAIN, NET	(542)	825
LOSS ON EARLY EXTINGUISHMENT OF DEBT	(440)	(153)
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	283	(11,964)
NET LOSS BEFORE TAXES	(35,736)	(46,229)
PROVISION FOR TAXES	(174)	—
NET LOSS	(35,910)	(46,229)
BENEFICIAL CONVERSION FEATURE OF PREFERRED STOCK (Note 11)	(750)	(4,950)
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(36,660)	$(51,179)
NET LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS — Basic and diluted	$(0.91)	$(1.62)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	40,397,224	31,579,553
See Notes to Consolidated Financial Statements.

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	Years Ended December 31,
	2014	2013
	(In thousands)
NET LOSS	$(35,910)	$(46,229)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	(324)	(488)
TOTAL OTHER COMPREHENSIVE LOSS	(324)	(488)
COMPREHENSIVE LOSS	$(36,234)	$(46,717)

See Notes to Consolidated Financial Statements.

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	Common Stock		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Additional Paid-In Capital	Common Stock Warrants	Accumulated Deficit	Accumulated Other Comprehensive Loss
	Shares	Amount	Shares	Amount	Shares	Amount					Total
	(In thousands, except share data)
BALANCE — December 31, 2012	31,541,286	$315	1,000,000	$32,045	—	$—	$237,485	$415	$(231,116)	$—	$39,144
Issuance of common stock	26,123	—	—	—	—	—	53	—	—	—	53
Exercise of stock options	43,582	1	—	—	—	—	71	—	—	—	72
Modification of common stock warrants	—	—	—	—	—	—	—	46	—	—	46
Forfeiture of common stock warrants	—	—	—	—	—	—	49	(49)	—	—	—
Intrinsic value of beneficial conversion feature	—	—	—	(4,950)	—	—	4,950	—	—	—	—
Accretion of beneficial conversion feature	—	—	—	4,950	—	—	(4,950)	—	—	—	—
Issuance of preferred stock, net of issuance costs	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	2,477	—	—	—	2,477
Net loss	—	—	—	—	—	—	—	—	(46,229)	—	(46,229)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(488)	(488)
BALANCE — December 31, 2013	31,610,991	316	1,000,000	32,045	—	—	240,135	412	(277,345)	$(488)	(4,925)
Issuance of common stock, net of issuance costs	6,284,915	63	—	—	—	—	35,146	—	—	—	35,209
Exercise of stock options	391,307	4	—	—	—	—	770	—	—	—	774
Issuance of preferred stock, net of issuance costs	—	—	—	—	8,416	49,568	—	—	—	—	49,568
Conversion of preferred stock	6,015,037	60	(400,000)	(12,818)	—	—	12,758	—	—	—	—
Issuance of common stock warrants	—	—	—	—	—	—	—	1,277	—	—	1,277
Exercise of common stock warrants	18,092	—	—	—	—	—	192	(192)	—	—	—
Intrinsic value of beneficial conversion feature	—	—	—		—	(750)	750	—	—	—	—
Accretion of beneficial conversion feature	—	—	—	—	—	750	(750)	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	3,850	—	—	—	3,850
Net loss	—	—	—	—	—	—	—	—	(35,910)	—	(35,910)
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(324)	(324)
BALANCE — December 31, 2014	44,320,342	$443	600,000	$19,227	8,416	$49,568	$292,851	$1,497	$(313,255)	$(812)	$49,519
See Notes to Consolidated Financial Statements.

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	Years Ended December 31,
	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(35,910)	$(46,229)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	659	138
Inventory reserve	—	410
Unrealized foreign currency transaction gain	542	(825)
Amortization of deferred financing costs and debt discount	466	159
Loss on early extinguishment of debt	440	153
Stock option expense	3,850	2,477
Change in fair value of derivative warrant liability	(283)	11,964
Changes in assets and liabilities:
Accounts receivable	(444)	(483)
Prepaid expenses and other current assets	206	(1,355)
Inventory	(135)	(1,416)
Accounts payable	2,987	(259)
Accrued expenses and other current liabilities	3,077	(2,347)
Other long-term liabilities	244	(208)
Net cash used in operating activities	(24,301)	(37,821)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payment of license intangible (Note 6)	(25,000)	—
Purchases of property and equipment	(842)	(973)
Net cash used in investing activities	(25,842)	(973)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	774	72
Proceeds from sale of common stock	37,598	53
Payment of issuance cost of common stock	(2,389)	—
Proceeds from issuance of Series B convertible preferred stock	50,000	—
Payment of Series B convertible preferred stock offering costs	(105)	—
Proceeds from issuance of notes payable (Note 9)	35,000	5,000
Payment of debt issuance costs (Note 9)	(1,016)	(291)
Payment of principal on notes payable	(4,861)	(3,169)
Payment of debt extinguishment costs	(246)	—
Payments on capital lease obligations	(10)	(11)
Net cash provided by financing activities	114,745	1,654
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(533)	204
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	64,069	(36,936)
CASH AND CASH EQUIVALENTS — Beginning of year	12,628	49,564
CASH AND CASH EQUIVALENTS — End of year	$76,697	$12,628
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$1,247	$607
Supplemental schedule of noncash investing and financing activities:
Conversion of Series A Convertible Preferred Stock to common stock	$12,818	$—
Series B Convertible Preferred Stock offering costs accrued but unpaid	$327	$—
Property and equipment acquired under capital leases	$—	$33
There were no income tax or dividend payments made for the years ended December 31, 2014 and 2013.

See Notes to Consolidated Financial Statements.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS
Alimera Sciences, Inc., and its wholly-owned subsidiaries, (the Company) is a pharmaceutical company that specializes in the research, development, and commercialization of ophthalmic pharmaceuticals. The Company was formed on June 4, 2003 under the laws of the State of Delaware.
The Company is presently focused on diseases affecting the back of the eye, or retina, because the Company’s management believes these diseases are not well treated with current therapies and represent a significant market opportunity. The Company’s only commercial product is ILUVIEN®, which has received marketing authorization in the United States (U.S.), Austria, Belgium, the Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden and the United Kingdom and has been recommended for marketing authorization in Poland. In the U.S., ILUVIEN is indicated for the treatment of diabetic macular edema (DME) in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in intraocular pressure (IOP). In the European Union (EU) countries in which ILUVIEN has received marketing authorization, it is indicated for the treatment of vision impairment associated with DME considered insufficiently responsive to available therapies. As part of the approval process in these countries, the Company has committed to conduct a five-year, post-authorization, open label registry study of ILUVIEN in 800 patients treated per the labeled indication.
The Company launched ILUVIEN in the United Kingdom and Germany in the second quarter of 2013 and in Portugal and the U.S. in the first quarter of 2015. To date, the majority of the Company’s sales have been in Germany and the United Kingdom. The Company was able to launch in Germany without price restrictions, but continues to work with the statutory health insurance funds in Germany to streamline reimbursement for ILUVIEN.
In October 2013, the United Kingdom’s National Institute for Health and Care Excellence (NICE) issued a positive Final Appraisal Determination recommending ILUVIEN funding, taking into consideration a simple patient access scheme (PAS) for the treatment of pseudophakic eyes (eyes with an artificial lens) in chronic DME patients considered insufficiently responsive to available therapies. The Company began receiving orders for ILUVIEN from several National Health Service (NHS) facilities in January 2014 following the final technology appraisal guidance that was published in November 2013. Further, in February 2014, the Scottish Medicines Consortium, after completing its assessment and review of a similar simple PAS, announced that is has accepted ILUVIEN for restricted use within the NHS Scotland.
In July 2013, the Transparency Commission (Commission de la Transparence or CT) of the French National Health Authority (Haute Autorite de Sante) issued a favorable opinion for the reimbursement and hospital listing of ILUVIEN by the French National Health Insurance for the treatment of chronic DME considered insufficiently responsive to available therapies. The Company continues to negotiate with the French authorities, but has not yet reached an agreement on price.
In July 2014, the Company reached agreement with INFARMED, the marketing authorization body of the Portuguese Ministry of Health, for the pricing and reimbursement of ILUVIEN for the public sector in Portugal.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following accounting policies relate primarily to the continuing operations of the Company:
Use of Estimates in Financial Statements — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and, as such, include amounts based on informed estimates and judgments of management. Actual results could differ from those estimates.
Principles of Consolidation — The consolidated financial statements include the accounts of Alimera Sciences, Inc. and all wholly-owned subsidiaries. All significant inter-company balances have been eliminated in consolidation.

Reclassifications — Within the operating expenses section of the Consolidated Statements of Operations for the year ended December 31, 2013, the Company reclassified depreciation expense of $138,000 from general and administrative expenses to depreciation and amortization to conform to the current year presentation. In addition, the Company reclassified certain medical affairs support expenses of $448,000 and $429,000 for the year ended December 31, 2014 and 2013, respectively, from sales and marketing expenses to research, development and medical affairs expenses.
Cash and Cash Equivalents — Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash and have a maturity of 90 days or less when purchased. Generally, cash and cash equivalents held at financial institutions are in excess of federally insured limits. The Company limits its exposure to credit loss by placing its cash and cash equivalents in highly liquid investments with high quality financial institutions. Cash and cash equivalents were $76,697,000 and $12,628,000 at December 31, 2014 and 2013, respectively, with approximately 96.0% and 100.0% of these balances, respectively held in U.S. based financial institutions.
Revenue Recognition — The Company recognizes revenue from its product sales when persuasive evidence of an arrangement exists, title to product and associated risk of loss have passed to the customer, the price is fixed or determinable, and collection from the customer is reasonably assured. Title passes generally upon shipment or upon receipt by the customer depending on the agreement with the customer. Precise information regarding the receipt of product by the customer is not always readily available. In these cases, the Company estimates the date of receipt based upon shipping policies by geographic location. The Company's shipping policies require delivery within 24 hours of shipment in most instances. Taxes that are collected from customers and remitted to governmental authorities are not included in revenue.
Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable are generated through sales primarily to pharmacies, hospitals and wholesalers which began in 2013. The Company does not require collateral from its customers for accounts receivable. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management's best estimate of the amounts that will not be collected. In addition to reviewing delinquent accounts receivable, management considers many factors in estimating its general allowance, including historical data, experience, customer types, credit worthiness, and economic trends. From time to time, management may adjust its assumptions for anticipated changes in any of those or other factors expected to affect collectability. Provisions for doubtful accounts are charged to operations at the time management determines these accounts may become uncollectable. The Company writes off accounts receivable when management determines they are uncollectable and credits payments subsequently received on such receivables to bad debt expense in the period received. There were accounts receivable write-offs of $21,000 for the year ended December 31, 2014 and no allowance for doubtful accounts at December 31, 2014. There were no accounts receivable write-offs for the year ended December 31, 2013 and no allowance for doubtful accounts at December 31, 2013.
Inventory — Inventories are stated at the lower of cost or market with cost determined under the first in, first out (FIFO) method. Included in inventory costs are component parts, work-in-progress and finished goods. The Company relies on third party manufacturers for the production of all inventory and does not capitalize any internal costs. The Company periodically reviews inventories for excess, obsolete or expiring inventory and writes down obsolete or otherwise unmarketable inventory to its estimated net realizable value. If the actual net realizable value is less than that estimated, or if there are any further determinations that inventory will not be marketable based on estimates of demand, additional inventory write-downs will be required.
Intangible Assets — The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, which approximates a straight-line basis, over the estimated periods benefited. The estimated useful life of the intangible asset is approximately thirteen years.
Property and Equipment — Property and equipment are stated at cost. Additions and improvements are capitalized while repairs and maintenance are expensed. Depreciation is provided on the straight-line method over the useful life of the related assets beginning when the asset is placed in service. The estimated useful lives of the individual assets are as follows: furniture

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and fixtures and manufacturing equipment, five years; office equipment and leasehold improvements, 29 months to five years; and software, three years.
Impairment — Property and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, the Company evaluates the carrying amount of such assets in relation to the operating performance and future estimated undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The assessment of the recoverability of assets will be impacted if estimated future operating cash flows are not achieved.
Income Taxes — In accordance with the Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) 740, Income Taxes, the Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of its assets and liabilities. The Company records a valuation allowance against its net deferred tax asset to reduce the net carrying value to an amount that is more likely than not to be realized.
Income tax positions are considered for uncertainty in accordance with ASC 740-10. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position; therefore, no ASC 740-10 liabilities have been recorded. The Company will recognize accrued interest and penalties related to unrecognized tax benefits, if any, as interest expense and income tax expense, respectively, in the consolidated statements of operations.
Significant management judgment is involved in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. Due to uncertainties with respect to the realization of deferred tax assets as a result of the Company's history of operating losses, a valuation allowance has been established against the net deferred tax asset balance. The valuation allowance is based on management’s estimates of taxable income in the jurisdictions in which the Company operates and the period over which deferred tax assets will be recoverable. In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, a change in the valuation allowance may be needed, which could materially impact the Company’s financial position and results of operations.
Research and Development Costs — Research and development costs are expensed as incurred. Research and development expenses were $7,594,000 and $3,904,000 for the year ended December 31, 2014 and 2013, respectively.
Stock-Based Compensation — The Company has stock option plans which provide for grants of stock options to employees and directors to purchase shares of the Company’s common stock at exercise prices generally equal to the fair market values of such stock at the dates of grant. Compensation cost is recognized for all share-based awards based on the grant date fair value in accordance with the provisions of ASC 718, Compensation — Stock Compensation. The fair values for the options are estimated at the dates of grant using a Black-Scholes option-pricing model.

Additionally, the Company sponsors an employee stock purchase plan under which employees may elect payroll withholdings to fund purchases of the Company’s stock at a discount. The Company estimates the fair value of the option to purchase shares of the Company’s common stock using the Black-Scholes valuation model and recognizes compensation expense in accordance with the provisions of ASC 718-50, Employee Share Purchase Plans.
Derivative Financial Instruments — The Company generally does not use derivative instruments to hedge exposures to cash flow or market risks. However, certain warrants to purchase Series A convertible Preferred Stock or common stock that do not meet the requirements for classification as equity, in accordance with the Derivatives and Hedging Topic of the ASC, are classified as liabilities. In such instances, net-cash settlement is assumed for financial reporting purposes, even when the terms of the underlying contracts do not provide for a net-cash settlement. These warrants were considered derivative instruments at issuance because the agreements provide for settlement in Series A Convertible Preferred Shares or common shares at the option of the holder, an adjustment to the warrant exercise price for common shares at some point in the future, and contain anti-dilution provisions whereby the number of shares for which the warrants are exercisable and/or the exercise price of the warrants are subject to change in the event of certain issuances of stock at prices below the then-effective exercise price of the warrants. The warrant exercise price no longer can be adjusted at some point in the future. The primary underlying risk exposure pertaining to the warrants is the change in fair value of the underlying common stock. Such financial instruments are initially recorded at fair value with subsequent changes in fair value recorded as a component of change in fair value of derivative warrant liability in the consolidated statements of operations in each reporting period. If these instruments subsequently meet the requirements for equity classification, the Company reclassifies the fair value to equity. At December 31, 2014 and 2013, these warrants represented the only outstanding derivative instruments issued or held by the Company.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments — The carrying amounts of the Company’s financial instruments, including cash and cash equivalents and current assets and liabilities approximate their fair value because of their short maturities. The weighted average interest rate of the Company’s notes payable approximates the rate at which the Company could obtain alternative financing; therefore, the carrying amount of the note approximates the fair value. The Company uses the Black-Scholes option pricing model and assumptions that consider, among other variables, the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants considered to be derivative instruments.
Translation Policy - The U.S. dollar is the functional currency for Alimera Sciences, Inc. The Euro is the functional currency for the majority of the Company's subsidiaries operating outside of the U.S.
For Alimera Sciences, Inc., foreign currency assets and liabilities are remeasured into U.S. dollars at end-of-period exchange rates, except for non-monetary balance sheet accounts, which are remeasured at historical exchange rates. Revenue and expenses are remeasured at average exchange rates in effect during each period, except for those expenses related to the non-monetary balance sheet amounts, which are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are included in the statement of operations.
The financial statements of the foreign subsidiaries whose functional currency is not the U.S. dollar, have been translated into U.S. dollars in accordance with ASC 830-30, Translation of Financial Statements. For the subsidiaries operating outside of the U.S. that are denominated in the Euro, assets and liabilities are translated at end-of-period rates while revenues and expenses are translated at average rates in effect during the period in which the activity took place. Equity is translated at historical rates and the resulting cumulative translation adjustments are included as a component of accumulated other comprehensive income.
Earnings (Loss) Per Share (EPS) — Basic EPS is calculated in accordance with ASC 260, Earnings per Share by dividing net income or loss attributable to common stockholders by the weighted average common stock outstanding. Diluted EPS is calculated in accordance with ASC 260 by adjusting weighted average common shares outstanding for the dilutive effect of common stock options, warrants, convertible preferred stock and accrued but unpaid convertible preferred stock dividends. In periods where a net loss is recorded, no effect is given to potentially dilutive securities, since the effect would be anti-dilutive. Common stock equivalent securities that would potentially dilute basic EPS in the future, but were not included in the computation of diluted EPS because to do so would have been anti-dilutive, were as follows:

	Years Ended December 31,
	2014	2013
Series A convertible preferred stock	9,022,556	15,037,594
Series B convertible preferred stock	8,416,251	—
Series A convertible preferred stock warrants	4,511,279	4,511,279
Common stock warrants	362,970	109,772
Stock options	7,681,256	7,566,437
Total	29,994,312	27,225,082

Reporting Segments — The Company determines operating segments in accordance with its internal operating structure. The Company’s chief operating decision maker is the Chief Executive Officer (CEO). While the CEO is apprised of a variety of financial metrics and information, the business is principally managed and organized based upon geographic and regulatory environment. Each segment is separately managed and is evaluated primarily upon net loss from operations. The Company does not report balance sheet information by segment since it is not reviewed by the Company’s chief operating decision maker. The Company has two reportable segments, the U.S. and International.
Previously, the business was managed on an aggregate basis. During the second quarter of 2015, the CEO began managing the Company's operations as two operating business segments. As a result of the retrospective presentation and disclosure requirements under U.S. GAAP for changes in segment reporting, the Company is required to reflect the change in presentation and disclosure for all periods presented. As such, the Company has presented in Note 18, Segment Information, the financial results for the years ended December 31, 2014 and 2013.
Promotional and Advertising Costs — Promotional and advertising costs are expensed as incurred.
Recent Accounting Pronouncements — In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides a single, comprehensive revenue recognition model for all contracts with customers. The revenue guidance contains principles that an entity will apply to determine the

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

measurement of revenue and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016 for public entities, with no early adoption permitted. The Company is still evaluating the potential impact of adopting this guidance on its financial statements.
In June 2014, the FASB issued ASU 2014-12, Compensation Stock - Compensation (Topic 718). ASU 2014-12 applies to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. It requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition and follows existing accounting guidance for the treatment of performance conditions. The standard will be effective for annual periods and interim periods within those annual periods beginning after December 15, 2015, with early adoption permitted. The Company is still evaluating the potential impact of adopting this guidance on its financial statements.
In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern. ASU 2014-15 provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The Company is still evaluating the potential impact of adopting this guidance on its financial statements.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3. FACTORS AFFECTING OPERATIONS
To date the Company has incurred recurring losses, negative cash flow from operations, and has accumulated a deficit of $313,255,000 from the Company’s inception through December 31, 2014. As of December 31, 2014, the Company had approximately $76,697,000 in cash and cash equivalents.
The Company believes that it has sufficient funds available to fund its operations for the continued commercialization of ILUVIEN in Germany and the United Kingdom, and the launch of ILUVIEN in Portugal and the U.S. The Company does not expect the generation of positive cash flow from operations until 2016, at the earliest, if at all. The Company may seek to raise additional financing to fund its working capital needs associated with the commercialization of ILUVIEN in the U.S. If the Company is unable to raise additional financing, then it may adjust its commercial plans so that it can continue to operate with its existing cash resources.
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company's recurring net losses, negative cash flow from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
4. INVENTORY

Inventory consisted of the following:

	December 31,
	2014	2013
	(In thousands)
Component parts (1)	$76	$266
Work-in-process (2)	219	587
Finished goods	1,972	1,343
Total inventory	2,267	2,196
Inventory reserve	(533)	(410)
Inventory — net	$1,734	$1,786

(1) Component parts inventory consisted of manufactured components of the ILUVIEN applicator.
(2) Work-in-process consisted of completed units of ILUVIEN that are undergoing, but have not completed, quality assurance testing as required by U.S. or EU regulatory authorities.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:

	December 31,
	2014	2013
	(In thousands)
Furniture and fixtures	$367	$308
Office equipment	652	425
Software	601	439
Leasehold improvements	417	82
Manufacturing equipment	974	937
Total property and equipment	3,011	2,191
Less accumulated depreciation and amortization	(1,358)	(1,209)
Property and equipment — net	$1,653	$982
Depreciation and amortization expense associated with property and equipment totaled $149,000 and $138,000 for the years ended December 31, 2014 and 2013, respectively.

6. INTANGIBLE ASSETS
The Company had no intangible assets as of December 31, 2013. As a result of the FDA's approval of ILUVIEN in September 2014, the Company was required to pay pSivida US, Inc. (pSivida) a milestone payment of $25,000,000 (the pSivida Milestone Payment) in October 2014 (see Note 8).
The gross carrying amount of the intangible asset is $25,000,000, which is being amortized over approximately 13 years from the acquisition date. The net book value of the intangible asset was $24,490,000 as of December 31, 2014, and amortization expense was $510,000 for the year ended December 31, 2014.
The estimated remaining amortization as of December 31, 2014 is as follows (in thousands):

Years Ending December 31
2015	$1,940
2016	1,940
2017	1,940
2018	1,940
2019	1,940
Thereafter	14,790
Total	$24,490
7. ACCRUED EXPENSES
Accrued expenses consisted of the following:

	December 31,
	2014	2013
	(In thousands)
Accrued clinical investigator expenses	$309	$562
Accrued other compensation expenses	226	106
Other accrued expenses	419	266
Total accrued expenses	$954	$934

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8. LICENSE AGREEMENTS
The Company entered into an agreement with pSivida US, Inc. (pSivida) for the use of fluocinolone acetonide (FAc) in pSivida’s proprietary delivery device in February 2005, and a subsequent amendment in 2008. pSivida is a global drug delivery company committed to the biomedical sector and the development of drug delivery products. The agreement with pSivida provides the Company with a worldwide exclusive license to develop and sell ILUVIEN.
The Company’s license rights to pSivida’s proprietary delivery device could revert to pSivida if the Company were to (i) fail twice to cure its breach of an obligation to make certain payments to pSivida following receipt of written notice thereof; (ii) fail to cure other breaches of material terms of its agreement with pSivida within 30 days after notice of such breaches or such longer period (up to 90 days) as may be reasonably necessary if the breach cannot be cured within such 30-day period; (iii) file for protection under the bankruptcy laws, make an assignment for the benefit of creditors, appoint or suffer appointment of a receiver or trustee over its property, file a petition under any bankruptcy or insolvency act or have any such petition filed against it and such proceeding remains undismissed or unstayed for a period of more than 60 days; or (iv) notify pSivida in writing of its decision to abandon its license with respect to a certain product using pSivida’s proprietary delivery device.
Upon commercialization of ILUVIEN, the Company must share 20% of net profits, determined on a cash basis, and 33% of any lump sum milestone payments received from a sub-licensee of ILUVIEN, as defined by the agreement, with pSivida. In connection with this arrangement the Company is entitled to recover 20% of commercialization costs of ILUVIEN, as defined in the agreement, incurred prior to product profitability out of pSivida’s share of net profits, which is recovered as a reduction of future royalty payments. As of December 31, 2014 and 2013, the Company was owed $15,144,000 and $12,219,000, respectively, in commercialization costs. Due to the uncertainty of future net profits, the Company has fully reserved these amounts in the accompanying consolidated financial statements. As a result of the FDA's approval of the NDA for ILUVIEN in September 2014, the Company paid pSivida an additional milestone payment of $25,000,000 in October 2014.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9. LOAN AGREEMENTS
2010 Term Loan
The Company entered into a loan and security agreement with Silicon Valley Bank (SVB) and MidCap Financial LLP (MidCap and together with SVB, the Lenders) in October 2010, which was subsequently amended in May 2011 (as amended, the 2010 Term Loan Agreement). Pursuant to the 2010 Term Loan Agreement, in October 2010 the Company borrowed an aggregate of $6,250,000 from the Lenders (the 2010 Term Loan). The 2010 Term Loan Agreement also provided for the ability to drawdown an additional $11,000,000 subject to FDA approval of the NDA for ILUVIEN by December 31, 2011, which was not obtained.
In August 2011, the Company began repaying the outstanding principal under the 2010 Term Loan in 33 equal monthly installments plus interest at a rate of 11.5%. At maturity, the Company was also required to make an additional interest payment equal to 4% of the total amount borrowed. The Company paid to the Lenders an upfront fee of $62,500 upon execution of the 2010 Term Loan Agreement and an additional fee of $50,000 in connection with the May 2011 amendment. In accordance with ASC 470-50-40-17, Debt - Modifications and Extinguishments (ASC 470-50-40-17), the Company was amortizing the deferred financing costs on the 2010 Term Loan and the $50,000 modification fee over the remaining term of the 2010 Term Loan, as modified.
In October 2010, in connection with entering into the 2010 Term Loan, the Company issued SVB a warrant to purchase up to 15,909 shares of the Company's common stock and MidCap a warrant to purchase up to 23,864 shares of the Company's common stock. Each of the warrants were exercisable upon issuance, had a per-share exercise price of $11.00 and a term of 10 years. The Company estimated the fair value of warrants granted using the Black-Scholes option pricing model to be $389,000. The Company allocated a portion of the proceeds from the 2010 Term Loan to the warrants in accordance with ASC 470-20-25-2, Debt Instruments with Detachable Warrants. As a result, the Company recorded a discount of $366,000 which was amortized to interest expense using the effective interest method. The Lenders were also issued warrants to purchase up to an aggregate of 69,999 additional shares of the Company's common stock, which were exercisable only upon the drawdown of the additional $11,000,000 subject to FDA approval of the NDA for ILUVIEN by December 31, 2011, which was not obtained.
In May 2013, the Company repaid all amounts owed to the Lenders under the 2010 Term Loan, including the final interest payment equal to 4% of the total amount borrowed, and a 1.0% prepayment penalty on the then outstanding principal owed to MidCap. In connection with the repayment of the 2010 Term Loan, and in accordance with ASC 470-50-40-17, the Company recognized a loss on early extinguishment of debt of $153,000 associated with the remaining unamortized deferred financing costs, unamortized discount associated with the Lenders' warrants, the final interest payment, the prepayment penalty and a lender fee and warrants associated with a new term loan.
2010 Revolving Loan Agreement
In October 2010, the Company and SVB entered into a loan and security agreement, which was subsequently amended in May 2011 (as amended, the 2010 Revolving Loan Agreement), pursuant to which the Company obtained a secured revolving line of credit from SVB against eligible U.S. domestic accounts receivable with borrowing availability up to $20,000,000. Upon entering into the 2010 Revolving Loan Agreement, the Company paid to SVB an upfront fee of $100,000. In May 2013, the Company and SVB terminated the 2010 Revolving Loan Agreement.
2013 Loan Agreement
In May 2013, Alimera Sciences Limited (Limited), a subsidiary of the Company, entered into a loan and security agreement (2013 Loan Agreement) with SVB to provide Limited with additional working capital for general corporate purposes. Under the 2013 Loan Agreement, SVB has made a term loan (2013 Term Loan) in the principal amount of $5,000,000 to Limited and has agreed to provide up to an additional $15,000,000 to Limited under a working capital line of credit (2013 Line of Credit). No advances were made at closing under the 2013 Line of Credit and no amounts were outstanding as of December 31, 2013. At December 31, 2013, the Company's ability to borrow under the 2013 Line of Credit was limited based on the Company's accounts receivable at the date as described below.
The 2013 Term Loan provides for interest only payments for six months followed by 36 monthly payments of interest, plus principal. The Company made its first amortization payment on the 2013 Term Loan in December 2013. Interest on outstanding borrowings under the 2013 Term Loan is payable at the rate of 7.50%. Borrowings under the 2013 Line of Credit will be advanced at 80% of eligible accounts receivable as defined in the 2013 Loan Agreement. Interest is payable on the balance of eligible accounts financed at the rate of 2.75% above SVB's most recently announced “prime rate.” Limited is also required to pay SVB on a monthly basis an unused line fee equal to 0.25% per annum of the average unused portion of the 2013

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Line of Credit during the preceding month. The maturity dates are June 30, 2015 with respect to the 2013 Line of Credit and October 31, 2016 with respect to the 2013 Term Loan.
In connection with entering into the 2013 Loan Agreement, Limited paid SVB a facility fee of $25,000. Additionally, the Company re-priced warrants to purchase an aggregate of up to 31,818 shares of the Company’s common stock previously issued to SVB in connection with the 2010 Term Loan; 15,909 of which were previously exercisable only upon the drawdown of the additional $11,000,000 of the 2010 Term Loan subject to FDA approval of the NDA for ILUVIEN by December 31, 2011. Upon re-pricing, each of the warrants was exercisable immediately at a per-share exercise price of $2.86 and had a remaining term of 7.4 years. The Company estimated the incremental fair value received by SVB using the Black-Scholes option pricing model to be $46,000. In accordance with ASC 470-50-40-17, the Company expensed the facility fee and incremental value of the warrants associated with the 2013 Term Loan as part of the loss on early extinguishment of the 2010 Term Loan. Warrants to purchase up to an aggregate of 54,090 additional shares of the Company's common stock, which were exercisable only upon the drawdown of the additional $11,000,000 of the 2010 Term Loan subject to FDA approval of the NDA for ILUVIEN by December 31, 2011, which was not obtained, remain outstanding.
In connection with the 2013 Line of Credit, Limited paid a commitment fee of $100,000. In accordance with ASC 470-50-40-17, the Company capitalized the commitment fee and $49,000 of deferred financing costs remaining on the 2010 Revolving Loan Agreement as deferred financing costs, which are being amortized over the remaining term of the 2013 Line of Credit.
Upon repayment of the 2013 Term Loan in April 2014, Limited paid SVB an outstanding loan balance prepayment penalty of $133,000, and an early termination fee of $113,000 in connection with the termination of the 2013 Line of Credit in April 2014.
2014 Loan Agreement
In April 2014, Limited entered into a loan and security agreement (2014 Loan Agreement) with Hercules Technology Growth Capital, Inc. (Hercules) providing for a term loan of up to $35,000,000 (2014 Term Loan). Under the 2014 Loan Agreement, Hercules made an advance in the initial principal amount of $10,000,000 to Limited at closing to provide Limited with additional working capital for general corporate purposes and to repay the 2013 Term Loan. Hercules made an additional advance of $25,000,000 to Limited in September 2014 following the approval of ILUVIEN by the FDA in September 2014 to fund the pSivida Milestone Payment. The 2014 Term Loan provides for interest only payments through November 2015. The interest only period may be extended until June 1, 2017 if the Company realizes certain revenue thresholds and no event of default has occurred under the 2014 Loan Agreement. As of December 31, 2014, the interest only period has not been extended. Interest on the 2014 Term Loan accrues at a floating per annum rate equal to the greater of (i) 10.90%, or (ii) the sum of (A) 7.65%, plus (B) the prime rate. Following the interest only period the term loan will be due and payable to Hercules in equal monthly payments of principal and interest through May 1, 2018.
In connection with the initial advance, Limited paid to Hercules a facility charge of $262,500 and incurred legal and other fees of approximately $383,000. Limited incurred $375,000 in additional fees in connection with the second advance. If Limited repays the 2014 Term Loan prior to maturity, it will pay Hercules a prepayment penalty of 1.25% of the total principal amount repaid.
Limited and the Company, on a consolidated basis with its other subsidiaries, also agreed to customary affirmative and negative covenants and events of default in connection with these arrangements. The occurrence of an event of default could result in the acceleration of Limited’s obligations under the 2014 Loan Agreement and an increase to the applicable interest rate, and would permit Hercules to exercise remedies with respect to the collateral under the 2014 Loan Agreement. As of December 31, 2014, the Company, on a consolidated basis with its subsidiaries, was in compliance with the covenants of the 2014 Term Loan.
Limited’s obligations to Hercules are secured by a first priority security interest in substantially all of Limited’s assets, excluding intellectual property. Hercules does, however, maintain a negative pledge on Limited’s intellectual property requiring Hercules' consent prior to the sale of such intellectual property. The Company and certain of the Company’s other subsidiaries are guarantors of the obligations of Limited to Hercules under the 2014 Loan Agreement pursuant to separate guaranty agreements between Hercules and each of Limited and such subsidiaries (Guaranties). Pursuant to the Guaranties, the Company and these subsidiaries granted Hercules a first priority security interest in substantially all of their respective assets excluding intellectual property.
In connection with Limited entering into the 2014 Loan Agreement, the Company entered into a warrant agreement with Hercules to purchase up to 285,016 shares of the Company’s common stock at an exercise price of $6.14 per share. The

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company estimated the fair value of warrants granted using the Black-Scholes option pricing model to be $1,349,000. The Company allocated a portion of the proceeds from the 2014 Term Loan to the warrants in accordance with ASC 470-20-25-2, Debt Instruments with Detachable Warrants. As a result, the Company recorded a discount of $1,277,000 which is amortized to interest expense using the effective interest method. Sixty percent of the warrants were exercisable at the closing in April 2014 and the remaining forty percent became exercisable upon the funding of the additional $25,000,000 to Limited in September 2014.
The weighted average interest rates of the Company's notes payable approximate the rate at which the Company could obtain alternative financing; therefore, the carrying amount of the notes approximated their fair value at December 31, 2014 and 2013.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10. COMMITMENTS AND CONTINGENCIES
Term Note Payable — In April 2014, the Company entered into the 2014 Term Loan (Note 9). As of December 31, 2014 a schedule of future minimum principal payments under the Note Payable is as follows (in thousands):

Years Ending December 31
2015	$1,023
2016	12,968
2017	14,487
2018	6,522
Total	$35,000
As of December 31, 2014, the Company had $324,000 accrued and unpaid interest payable on the Notes Payable. As of December 31, 2013, the Company had no accrued and unpaid interest payable on its Notes Payable under the 2013 Loan Agreement.
Operating Leases — The Company leases office space and equipment under non-cancelable agreements accounted for as operating leases. The leases generally require that the Company pay taxes, maintenance, and insurance. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. In August 2014, the Company signed a lease for office space in the U.S. through September 2021. In December 2014, Limited signed a lease for office space in the United Kingdom from December 17, 2014 to December 24, 2024, however the lease is cancellable after five years. The lease has a contingent escalation clause based on inflation beginning in 2020. The Company also leases office space in Germany and Portugal that can be renewed on an annual basis. At December 31, 2014, a schedule by year of future minimum payments under operating leases is as follows (in thousands):

Years Ending December 31
2015	$376
2016	509
2017	516
2018	525
2019	485
Thereafter	618
Total	$3,029
Rent expense under all operating leases totaled approximately $521,000 and $576,000 for the years ended December 31, 2014 and 2013, respectively.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Capital Leases — The Company leases equipment under capital leases. The property and equipment is capitalized at the lesser of fair market value or the present value of the minimum lease payments at the inception of the leases using the Company’s incremental borrowing rate.
At December 31, 2014, a schedule by year of future minimum payments under capital leases, together with the present value of minimum lease payments, is as follows (in thousands):

Years Ending December 31
2015	12
2016	9
Total	21
Less amount representing interest	(2)
Present value of minimum lease payments	19
Less current portion	(11)
Non-current portion	$8
Property and equipment under capital leases, which are included in property and equipment (Note 5), consisted of the following:

	December 31,
	2014	2013
	(In thousands)
Office equipment	$33	$33
Less accumulated amortization	(16)	(5)
Total	$17	$28
Depreciation expense associated with office equipment under capital leases was $11,000 for each of the years ended December 31, 2014 and 2013.
Significant Agreements — In February 2010, the Company entered into an agreement with a third party manufacturer for the manufacture of the ILUVIEN implant, the assembly of the ILUVIEN applicator and packaging of the completed ILUVIEN commercial product. The Company is responsible for supplying the ILUVIEN applicator and the active pharmaceutical ingredient. In accordance with the terms of the agreement, the Company must order at least 80% of the ILUVIEN units required in the U.S., Canada and the EU from the third party manufacturer for an initial term of six years. The agreement has an initial six year term and will automatically renew for successive one year periods unless either party delivers written notice of non-renewal to the other at least 12 months prior to the end of the then current term.
In March 2011, the Company entered into an agreement with a contract research organization (CRO) for clinical and data management services to be performed in connection with a physician utilization study which was being conducted to assess the safety and utility of the commercial version of the ILUVIEN applicator. For the years ended December 31, 2014 and 2013, the Company incurred $16,000 and $690,000, respectively, of expense associated with this agreement. At December 31, 2014 no amounts are recorded in outsourced services payable. At December 31, 2013 $30,000 is included in outsourced services payable.
In February 2012, the Company engaged a consultant in connection with the Company's efforts to obtain the approval of ILUVIEN from the FDA. For the years ended December 31, 2014 and 2013, the Company recorded approximately $425,000 and $1,700,000, respectively, in costs pertaining to consulting fees related to the Company's agreement with this consultant. In addition, the Company expensed a $2,000,000 success fee payable to this consultant which was payable upon the approval of our NDA by the FDA and paid in January 2015. At December 31, 2014, the $2,000,000 was included in accrued milestone payments.
In November 2012, the Company entered into an agreement with Quintiles Commercial Europe Limited. Under the agreement, Quintiles Commercial Europe Limited and its affiliates (collectively, Quintiles Commercial) will provide certain services to the Company in connection with the commercialization of ILUVIEN in certain countries in Europe under subsequent project orders. Such services may include marketing, brand management, sales promotion and detailing, market access, pricing and reimbursement support, regulatory, medical science liaison and communications and/or other advisory services. As of December 31, 2014, the Company had entered into project orders with Quintiles Commercial for the provision of services in Germany, the United Kingdom and France. Under these project orders Quintiles Commercial, as of December 31,

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2014, employed 16 persons fully dedicated to the Company. Quintiles Commercial also employed three persons partially dedicated to Alimera in Germany, the United Kingdom and France as of December 31, 2014. In the second half of 2014, the Company notified Quintiles Commercial that it would be terminating the project orders associated with Germany and France and transitioning the covered positions employed by Quintiles Commercial to its payroll. The Company expects to complete these transitions during the second quarter of 2015. In the first quarter of 2015, the Company notified Quintiles Commercial that it would be terminating the project orders associated with the United Kingdom and transitioning the covered positions employed by Quintiles Commercial to its payroll. The Company expects to complete this transition during the third quarter of 2015. As of December 31, 2104, under the existing project orders, the Company expects to incur approximately $4,400,000 in costs with Quintiles Commercial during 2015. For the year ended December 31, 2014, the Company incurred $5,800,000 of expense associated with this agreement. At December 31, 2014, $1,443,000 is included in outsourced services payable and $703,000 is included in prepaid expenses and other current assets.
Employment Agreements — The Company is party to employment agreements with five executives. The agreements generally provide for annual salaries, bonuses, and benefits and for the “at-will” employment of such executives. Effective January 1, 2015, the Company was party to five agreements with salaries ranging from $309,000 to $504,000. If any of the agreements are terminated by the Company without cause, or by the employee for good reason, as defined in the agreements, the Company will be liable for one year of salary and benefits. Certain other employees have general employment contracts which include stipulations regarding confidentiality, Company property, and miscellaneous items.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11. PREFERRED STOCK
Series A Convertible Preferred Stock
On October 2, 2012, the Company closed its preferred stock financing in which it sold units consisting of 1,000,000 shares of Series A Convertible Preferred Stock and warrants to purchase 300,000 shares of Series A Convertible Preferred Stock for gross proceeds of $40,000,000, prior to the payment of approximately $560,000 of related issuance costs. The powers, preferences and rights of the Series A Convertible Preferred Stock are set forth in the certificate of designation filed by the Company with the Secretary of State of the State of Delaware on October 1, 2012. Each share of Series A Convertible Preferred Stock, including any shares of Series A Convertible Preferred Stock issued upon exercise of the warrants, is convertible into shares of the Company’s common stock at any time at the option of the holder at the rate equal to $40.00 divided by the then current conversion price (Conversion Price). The initial Conversion Price of $2.91 of the Series A Convertible Preferred Stock was subject to adjustment to $3.16 or $2.66 based on the occurrence or non-occurrence of certain events relating to guidance from NICE regarding ILUVIEN, in addition to certain customary price based anti-dilution adjustments. A voluntary conversion by the holder prior to the determination of this adjustment is subject to a Conversion Price of $3.16 per share. Each share of Series A Convertible Preferred Stock shall automatically be converted into shares of common stock at the then-effective Conversion Price upon the occurrence of the later to occur of both (i) the Company receives and publicly announces the approval by the FDA of the Company’s NDA for ILUVIEN and (ii) the date on which the Company consummates an equity financing transaction pursuant to which the Company sells to one or more third party investors either (a) shares of common stock or (b) other equity securities that are convertible into shares of common stock and that have rights, preference or privileges, senior to or on a parity with, the Series A Convertible Preferred Stock, in each case having an as-converted per share of common stock price of not less than $10.00 and that results in total gross proceeds to the Company of at least $30,000,000. The rights and preferences of Series A Convertible Preferred Stock also place limitations on the Company's ability to declare or pay any dividend or distribution on any shares of capital stock.
On June 30, 2013, the Conversion Price was automatically adjusted to $2.66. As a result of the adjustment to the Conversion Price, the value of the common stock underlying the Series A Convertible Preferred Stock at issuance exceeded the amount of the net proceeds allocated to the Series A Convertible Preferred Stock at issuance. Therefore, the Company recorded the contingent beneficial conversion feature of $4,950,000 as an increase in additional paid in capital. Because the Series A Convertible Preferred Stock was immediately convertible into common stock at the option of the holder on June 30, 2013, the Company immediately accreted the full value of the beneficial conversion feature to the carrying value of the Series A Convertible Preferred Stock on that date.
Each unit sold in the preferred stock financing included a warrant to purchase 0.30 shares of Series A Convertible Preferred Stock at an exercise price equal to $44.00 per share. At the election of the holder of a warrant, the warrant may be exercised for the number of shares of common stock then issuable upon conversion of the Series A Convertible Preferred Stock that would otherwise be issued upon such exercise at the then-effective Conversion Price.
These warrants are considered derivative instruments because the agreements provide for settlement in Series A Convertible Preferred Stock shares or common stock shares at the option of the holder, an adjustment to the warrant exercise price for common shares at some point in the future, and contain anti-dilution provisions whereby the number of shares for which the warrants are exercisable and/or the exercise price of the warrants are subject to change in the event of certain issuances of stock at prices below the then-effective exercise price of the warrants. Therefore the warrants were recorded as a liability at issuance. At December 31, 2014 and 2013 the fair market value of the warrants was estimated to be $16,098,000 and $16,381,000, respectively. The Company recorded a gain of $283,000 as a result of the change in fair value of the warrants during the year ended December 31, 2014.
In April 2014, 2,255,639 shares of common stock were issued pursuant to the conversion of 150,000 shares of Series A Convertible Preferred Stock held by an investor. In September 2014, 3,759,398 shares of common stock were issued pursuant to the conversion of 250,000 shares of Series A Convertible Preferred Stock held by another investor.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series B Convertible Preferred Stock
On December 12, 2014, the Company closed a preferred stock financing in which it sold 8,291.873 shares of Series B Convertible Preferred Stock for a purchase price of $6,030.00 per share, or an aggregate purchase price of $50,000,000, prior to the payment of approximately $432,000 of related issuance costs. The Company has also agreed to issue the purchasers an additional 124.378 shares of Series B Convertible Preferred Stock as a subscription premium. The powers, preferences and rights of the Series B Convertible Preferred Stock are set forth in the certificate of designation filed by the Company with the Secretary of State of the State of Delaware. Each share of Series B Convertible Preferred Stock is convertible into 1,000 shares of the Company’s common stock at any time at the option of the holder, provided that the holder will be prohibited from converting Series B Convertible Preferred Stock into shares of the Company’s common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.98% of the total number of shares of the Company’s common stock then issued and outstanding. The Series B Convertible Preferred Stock ranks junior to the Company’s existing Series A Convertible Preferred Stock, and senior to the Company’s common stock, with respect to rights upon liquidation. The Series B Convertible Preferred Stock ranks junior to all existing and future indebtedness. Except as otherwise required by law (or with respect to approval of certain actions), the Series B Convertible Preferred Stock will not have voting rights. The Series B Preferred Stock is not redeemable at the option of the holder. The Series B Convertible Preferred Stock is not subject to any price-based or other anti-dilution protections and does not provide for any accruing dividends.
The Company determined that the conversion option of the Preferred Shares represented a beneficial conversion feature, as the conversion feature had intrinsic value to the holder on the commitment date as a result of the subscription premium. Therefore, the Company recorded a beneficial conversion feature of $750,000 as an increase in additional paid in capital. Because the Series B Convertible Preferred Stock was immediately convertible into common stock at the option of the holder at issuance, the Company immediately accreted the full value of the beneficial conversion feature to the carrying value of the Series B Convertible Preferred Stock on that date.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. STOCK INCENTIVE PLANS
The Company has stock option and stock incentive plans which provide for grants of shares to employees and grants of options to employees and directors to purchase shares of the Company’s common stock at exercise prices generally equal to the fair values of such stock at the dates of grant. Options granted to employees typically become exercisable over a four-year vesting period and have a ten-year contractual term. Initial options granted to directors typically vest over a four-year period and have a ten-year contractual term. Annual option grants to directors typically vest immediately and have a ten-year contractual term. Upon the exercise of stock options, the Company may issue the required shares out of authorized but unissued common stock or out of treasury stock at management’s discretion.
A summary of stock option transactions under the plans are as follows:

	Years Ended December 31,
	2014		2013
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding at beginning of period	7,566,438	$2.74	5,493,079	$2.67
Grants	716,500	5.56	2,630,000	2.71
Forfeitures	(210,375)	3.10	(513,059)	1.96
Exercises	(391,307)	1.97	(43,582)	1.64
Options outstanding at year end	7,681,256	3.03	7,566,438	2.74
Options exercisable at year end	4,452,274	3.17	3,304,981	3.09
Weighted average per share fair value of options granted during the year	$4.43		$2.14
The following table provides additional information related to outstanding stock options, fully vested stock options, and stock options expected to vest as of December 31, 2014:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
				(In thousands)
Outstanding	7,681,256	$3.03	7.05 years	$21,710
Exercisable	4,452,274	3.17	5.87 years	12,887
Outstanding, vested and expected to vest	7,258,603	3.04	6.95 years	20,574

The Company estimated the fair value of options granted using the Black-Scholes option pricing model. Use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Changes in these input variables would affect the amount of expense associated with equity-based compensation. Expected volatility is based on the historical volatility of the Company's common shares over the expected term of the stock option grant. To estimate the expected term, the Company utilizes the “simplified” method for “plain vanilla” options as discussed within the Securities and Exchange Commission’s Statement of Accounting Bulletin 107. The Company intends to utilize the simplified method for the foreseeable future until more detailed information about exercise behavior will be more widely available. The risk-free interest rate is based on U.S. Treasury Daily Treasury Yield Curve Rates corresponding to the expected life assumed at the date of grant. Dividend yield is zero as there are no payments of dividends made or expected. The weighted-average assumptions used for option grants were as follows:

	Years Ended December 31,
	2014	2013
Risk-free interest rate	1.79%	1.73%
Volatility factor	102.54%	100.76%
Grant date fair value of common stock	$4.43	$2.14
Weighted-average expected life	5.89 years	5.92 years
Assumed forfeiture rate	10.00%	10.00%

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee stock-based compensation expense related to stock options recognized under ASC 718 was as follows:

	Years Ended December 31,
	2014	2013
	(In thousands)
Sales and marketing	$548	$366
Research, development and medical affairs	981	504
General and administrative	2,274	1,586
Total employee stock-based compensation expense	$3,803	$2,456
As of December 31, 2014, there was approximately $6,101,000 of total unrecognized compensation cost related to outstanding stock option awards that will be recognized over a weighted average period of 2.7 years. The total fair value of shares vested during the year ended December 31, 2014 was approximately $3,833,000.
The total estimated fair value of options granted during the years ended December 31, 2014 and 2013 was $3,177,000 and $5,618,000, respectively. The total estimated intrinsic value of options exercised during the years ended December 31, 2014 and 2013 was $1,710,000 and $79,000, respectively.
As of December 31, 2014, the Company was authorized to grant options to purchase up to an additional 774,723 shares under the 2010 Equity Incentive Plan. The Company’s 2010 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of: (1) 2,000,000 shares of our common stock; (2) 4% of the shares of common stock outstanding at that time; and (3) such other amount as our board of directors may determine. On January 1, 2015, an additional 1,772,814 shares became available for future issuance under the 2010 Plan. These additional shares from the annual increase under the 2010 Plan are not included in the foregoing discussion.
The following table summarizes outstanding and exercisable options at December 31, 2014:

	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Remaining Contractual Life
$1.33 - $1.99	3,408,452	6.32	2,309,473	5.61
$2.00 - $2.99	2,442,796	7.70	1,020,648	5.98
$3.00 - $4.99	449,564	6.26	345,813	5.43
$5.00 - $10.99	1,019,794	8.71	415,690	7.46
$11.00 - $11.91	360,650	5.78	360,650	5.78
	7,681,256		4,452,274

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13. COMMON STOCK WARRANTS
The Company has issued warrants to purchase common stock to various members of the board of directors, third-parties for services, and lenders. Total warrants to purchase common stock issued and exercisable were 362,970 and 109,772 at December 31, 2014 and 2013, respectively. At December 31, 2014, the exercise prices ranged from $6.14 to $11.00 per share. The warrants are exercisable for a period between 5 and 10 years from the issuance date.
Warrants to purchase 39,773 of the Company’s common stock were granted to the Lenders during the year ended December 31, 2010 in connection the issuance of the 2010 Term Loan (Note 9). The Lenders also held warrants to purchase an aggregate of up to 69,999 shares of the Company’s common stock, which were exercisable only upon the drawdown of the additional $11,000,000 subject to FDA approval of the NDA for ILUVIEN by December 31, 2011, which was not obtained. In May 2013, in connection with the 2013 Loan Agreement, the Company re-priced warrants to purchase an aggregate of up to 31,818 shares of the Company's common stock previously issued to SVB in connection with the 2010 Term Loan; 15,909 of which were previously exercisable only upon the drawdown of the additional $11,000,000 of the 2010 Term Loan subject to FDA approval of the NDA for ILUVIEN by December 31, 2011. Upon re-pricing, each of the warrants was exercisable immediately at a per-share exercise price of $2.86 and had a remaining term of 7.4 years. SVB exercised 31,818 of their warrants in the first quarter of 2014 in which the Company issued 18,092 shares of common stock as part of a cashless exercise.
In connection with Limited entering into the 2014 Loan Agreement (Note 9), the Company entered into a warrant agreement with Hercules to purchase up to 285,016 shares of the Company’s common stock at an exercise price of $6.14 per share. Sixty percent of the warrants were exercisable at the closing in April 2014 and the remaining forty percent became exercisable upon the funding of the additional $25,000,000 to Limited in September 2014.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14. CONCENTRATIONS AND CREDIT RISK
There were no customers that accounted for more than 10% of revenue for the year ended December 31, 2014 or accounts receivable at December 31, 2014. There were two pharmacy customers that comprised $314,000 of the Company’s accounts receivable at December 31, 2013. These same two customers accounted for approximately 23% of the Company's total consolidated revenues for the year ended December 31, 2013.
For the years ended December 31, 2014 and 2013, one vendor comprised of approximately 14% and two vendors comprised approximately 42% of the Company’s total purchases, respectively.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15. INCOME TAXES
The components of net loss before taxes are as follows:

	Years Ended December 31,
	2014	2013
	(In thousands)
United States	$(12,102)	$(29,303)
Foreign	(23,458)	(16,926)
Loss before provision for income taxes	$(35,560)	$(46,229)
In accordance with ASC 740, the Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rates in effect for the year in which the differences are expected to reverse. The Company records a valuation allowance against the net deferred tax asset to reduce the net carrying value to an amount that is more likely than not to be realized.
The provision for income taxes consists of the following components:

	Years Ended December 31,
	2014	2013
	(In thousands)
Current benefit (expense):
Federal	$—	$—
State	—	—
Foreign	174	—
Current income tax expense	$174	$—

	Years Ended December 31,
	2014	2013
	(In thousands)
Deferred benefit (expense):
Federal	$3,050	$(18,565)
State	355	(2,162)
Foreign	(3,161)	3,160
	244	(17,567)
Valuation allowance	(244)	17,567
Deferred income tax (benefit) expense	$—	$—

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Worldwide net deferred tax assets and liabilities are as follows:

	December 31,
	2014	2013
Deferred tax assets (current and non-current)	(In thousands)
Depreciation and amortization	$8	$34
Other deferred tax assets	3,305	1,906
NOL carry-forwards	32,191	33,454
Research and development costs	5,167	6,142
Collaboration agreement receivable reserves	5,749	4,638
Valuation allowance	(46,400)	(46,156)
Total deferred tax assets	$20	$18
Deferred tax liabilities (current and non-current)
Unrealized foreign currency gains	$(20)	$(18)
Other deferred tax liabilities	—	—
Total deferred tax liabilities	(20)	(18)
Net deferred tax assets and deferred tax liabilities (current and non-current)	$—	$—
In Accordance with ASC 740-10-45-4, the Company presents below the current and non-current components of the Company's deferred tax assets and deferred tax liabilities. The Company has applied the jurisdictional netting requirements of ASC 740-10-45-5 to allocate the valuation allowance between current and non-current deferred tax assets on a jurisdictional basis. The current deferred tax liability and the non-current deferred tax asset disclosed below are attributable to the United States. Deferred tax positions in each foreign jurisdiction net to zero on both a current and non-current basis.

	Years Ended December 31,
	2014	2013
	(In thousands)
Current deferred tax liability	$(20)	$(18)
Non-current deferred tax asset	20	18
A reconciliation from the federal statutory rate to the total provision for income taxes is as follows:

	Years Ended December 31,
	2014		2013
	Amount	Percent	Amount	Percent
Federal tax benefit at statutory rate	$(12,150)	34.0%	$(15,718)	34.0%
State tax — net of federal benefit	(479)	1.3	(1,160)	2.5
Permanent items and other	331	(0.9)	31,851	(68.9)
Prior period transfer pricing adjustments	3,502	(9.8)	—	—
Foreign rate differential	8,190	(22.9)	2,594	(5.6)
Other	536	(1.5)	—	—
Change in valuation allowance	244	(0.7)	(17,567)	38.0
Total tax benefit (expense)	$174	(0.5)%	$—	—%

The significant increase for the current year in the effect of permanent differences is caused by intercompany transactions between Alimera Sciences, Inc. and its subsidiaries in the prior year. For financial statement purposes, the transaction eliminates in consolidation. For income tax purposes, the transaction resulted in taxable income in the United States which was offset by net operating losses.
Income tax positions are considered for uncertainty in accordance with ASC 740-10. The Company believes that its income tax filing positions and deductions are more likely than not of being sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position; therefore, no ASC 740-10 liabilities and no related penalties and interest have been recorded. The Company does not anticipate any material changes to its uncertain tax positions

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

within the next 12 months. Tax years since from 2011 to 2014 remain subject to examination in Georgia, Tennessee, and on the federal level, with the exception of the assessment of NOL carry-forwards available for utilization which can be examined for all years since 2003. The statute of limitations on these years will close when the NOLs expire or when the statute closes on the years in which the NOLs are utilized.
Significant management judgment is involved in determining the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. Due to uncertainties with respect to the realization of deferred tax assets due to the history of operating losses, a valuation allowance has been established against the entire net deferred tax asset balance. The valuation allowance is based on management’s estimates of taxable income in the jurisdictions in which the Company operates and the period over which deferred tax assets will be recoverable. In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, a change in the valuation allowance may be needed, which could materially impact the Company’s financial position and results of operations.
At December 31, 2014 and 2013, the Company had federal net operating loss (NOL) carry-forwards of approximately $87,380,000 and $82,380,000 and state NOL carry-forwards of approximately $70,840,000, and $65,840,000 respectively, that are available to reduce future income unless otherwise taxable. If not utilized, the federal NOL carry-forwards will expire at various dates between 2029 and 2034 and the state NOL carry-forwards will expire at various dates between 2020 and 2034.
NOL carry-forwards may be subject to annual limitations under Internal Revenue Code Section 382 (or comparable provisions of state law) in the event that certain changes in ownership of the Company were to occur. The Company periodically evaluates its NOL carry-forwards and whether certain changes in ownership, including its IPO, have occurred that would limit the Company’s ability to utilize a portion of its NOL carry-forwards. If it is determined that significant ownership changes have occurred since the Company generated its NOL carry-forwards, it may be subject to annual limitations on the use of these NOL carry-forwards under Internal Revenue Code (IRC), Section 382 (or comparable provisions of state law). The issuance of the Series A Convertible Preferred Stock on October 2, 2012 constituted such a change in ownership. As a result of this change in ownership, the Company performed a formal analysis in connection with IRC Section 382 and determined that approximately $13,700,000 of its NOLs generated prior to the change in ownership could not be utilized in the future.
As of December 31, 2014, the Company had cumulative book losses in foreign subsidiaries of $42,795,000. The Company has not recorded a deferred tax asset for the excess of tax over book basis in the stock of its foreign subsidiaries. The Company anticipates that its foreign subsidiaries will be profitable and have earnings in the future. Once the foreign subsidiaries do have earnings, the Company intends to indefinitely reinvest in its foreign subsidiaries all undistributed earnings of and original investments in such subsidiaries. As a result, the Company does not expect to record deferred tax liabilities in the future related to excesses of book over tax basis in the stock of its foreign subsidiaries in accordance with ASC 740-30-25.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16. FAIR VALUE
The Company applies ASC 820, Fair Value Measurements in determining the fair value of certain assets and liabilities. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.
In determining fair value, the Company uses various valuation approaches. The hierarchy of those valuation approaches is broken down into three levels based on the reliability of inputs as follows:
Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. The valuation under this approach does not entail a significant degree of judgment.
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability, (e.g., interest rates and yield curves observable at commonly quoted intervals or current market) and contractual prices for the underlying financial instrument, as well as other relevant economic measures.
Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.
There have been no changes in the methodologies used at December 31, 2014 and 2013.
The following fair value table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis:

	December 31, 2014
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Cash equivalents (1)	$65,509	$—	$—	$65,509
Assets measured at fair value	$65,509	$—	$—	$65,509

Liabilities:
Derivative warrant liability (2)	$—	$16,098	$—	$16,098
Liabilities measured at fair value	$—	$16,098	$—	$16,098

	December 31, 2013
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Cash equivalents (1)	$6,944	$—	$—	$6,944
Assets measured at fair value	$6,944	$—	$—	$6,944

Liabilities:
Derivative warrant liability (2)	$—	$16,381	$—	$16,381
Liabilities measured at fair value	$—	$16,381	$—	$16,381

(1)	The carrying amounts approximate fair value due to the short-term maturities of the cash equivalents.

(2)
The Company uses the Black-Scholes option pricing model and assumptions that consider, among other variables, the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants considered to be derivative instruments. Assumptions used are generally consistent with those disclosed for stock based compensation (see Note 12).

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17. EMPLOYEE BENEFIT PLANS
The Company has a salary deferral 401(k) plan which covers substantially all U.S. employees of the Company. The Company matches participant contributions subject to certain plan limitations. Compensation expense associated with the Company’s matching plan totaled $107,000 and $95,000 for the years ended December 31, 2014 and 2013, respectively. The Company may also make an annual discretionary profit-sharing contribution. No such discretionary contributions were made during the years ended December 31, 2014 and 2013, respectively.
In April 2010, the Company established an Employee Stock Purchase Plan (the “Purchase Plan”). Under the Company’s Purchase Plan, eligible employees can participate and purchase common stock semi-annually through accumulated payroll deductions. The Purchase Plan is administered by the Company’s board of directors or a committee appointed by the Company’s board of directors. Under the Purchase Plan eligible employees may purchase stock at 85% of the lower of the fair market value of a share of Common Stock on the offering date or the exercise date. The Purchase Plan provides for two six-month purchase periods generally starting on the first trading day on or after October 31 and April 30 of each year. Eligible employees may contribute up to 15% of their eligible compensation. A participant may purchase a maximum of 2,500 shares of common stock per purchase period. The value of the shares purchased in any calendar year may not exceed $25,000.
The Purchase Plan was effective upon the completion of the Company’s IPO, at which time a total of 494,422 shares of the Company’s common stock were made available for sale. As of January 1 of each year, starting in 2011, the reserve will automatically be restored to the original level. A total of 34,915 and 26,123 shares of the Company’s common shares were acquired through the Purchase Plan during the years ended December 31, 2014 and 2013, respectively. As such, on January 1, 2015 and 2014, respectively, an additional 34,915 and 26,123 shares became available for future issuance under the Purchase Plan. In accordance with ASC 718-50, the ability to purchase stock at 85% of the lower of the fair market value of a share of Common Stock on the offering date or the exercise date represents an option. The Company estimates the fair value of such options at the inception of each offering period using the Black-Scholes valuation model. In connection with the Purchase Plan, the Company recorded $47,000 and $21,000 of compensation expense for the years ended December 31, 2014 and 2013, respectively.

ALIMERA SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18. SEGMENT INFORMATION
The following table presents a summary of the Company's reporting segments for the years ended December 31, 2014 and 2013:

	Year Ended December 31, 2014			Year Ended December 31, 2013
	U.S.	International	Consolidated	U.S.	International	Consolidated
	(In thousands)
NET REVENUE	$17	$8,406	$8,423	$—	$1,872	$1,872
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(1)	(1,441)	(1,442)	—	(1,863)	(1,863)
GROSS PROFIT	16	6,965	6,981	—	9	9

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	5,400	6,411	11,811	4,110	4,748	8,858
GENERAL AND ADMINISTRATIVE EXPENSES	7,496	4,875	12,371	5,048	4,427	9,475
SALES AND MARKETING EXPENSES	4,704	10,383	15,087	891	15,051	15,942
DEPRECIATION AND AMORTIZATION	657	2	659	138	—	138
OPERATING EXPENSES	18,257	21,671	39,928	10,187	24,226	34,413
NET LOSS FROM OPERATIONS	(18,241)	(14,706)	(32,947)	(10,187)	(24,217)	(34,404)
OTHER INCOME AND EXPENSES, NET			(2,789)			(11,825)
NET (LOSS) INCOME BEFORE TAXES			$(35,736)			$(46,229)